Exhibit 99.1

Contact:

Greg Schafer

Chief Financial Officer

Cerus Corporation

(925) 288-6109

CERUS CORPORATION PUBLIC OFFERING OF COMMON STOCK

CONCORD, Calif., June 5, 2003 – Cerus Corporation (Nasdaq: CERS) today announced that it has commenced a public offering of 6,000,000 shares of its common stock. Morgan Stanley & Co. Incorporated is acting as the underwriter for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  This offering is being made only by means of a prospectus.  Copies of the prospectus can be obtained from Morgan Stanley & Co. Incorporated or by calling the Company.

ABOUT CERUS

Cerus Corporation is developing medical systems and therapeutics to provide safer and more effective options to patients. The company is developing products based on its proprietary Helinx® technology for controlling biological replication. Cerus’ most advanced programs are focused on systems to enhance the safety of the world’s blood supply. The INTERCEPT Blood System, which is being developed in collaboration with subsidiaries of Baxter International Inc. is based on the company’s Helinx technology.  The Intercept Blood System is designed to inactivate viruses, bacteria, other pathogens and white blood cells. The Concord, California-based company also is pursuing therapeutic applications of Helinx technology to treat and prevent serious diseases.

Helinx is a trademark of Cerus Corporation

INTERCEPT and INTERCEPT Blood are trademarks of Baxter International Inc.

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